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               ASSETS PURCHASE AGREEMENT








              dated as of August 31, 1995








                    by and between








       KNELLER BROADCASTING OF CHARLOTTE COUNTY, INC.
                          (Seller)








                          and

              OSBORN COMMUNICATIONS CORPORATION
                         (Buyer)
________________________________________________________
__ _

                                          Page i
                    TABLE OF CONTENTS



Page
ARTICLE I - PURCHASE AND SALE OF ASSETS
     1.1    Transfer of
Assets...........................
1
     1.2    Excluded
Assets..............................
4
     1.3    Liabilities to be
Assumed....................
5
     1.4
Consideration................................
5
     1.5    WKII (AM)
Liability..........................
5
     1.6    Proration of Income and
Expenses.............
5
     1.7    Allocation of Purchase
Price.................
7
     1.8    Escrow
Deposit...............................
7

ARTICLE II - CLOSING, TERMINATION, RISK OF LOSS AND LMA
             OPERATION

     2.1
Closing......................................
7
     2.2    Transactions at the
Closing..................
8
     2.3
Termination..................................
10
     2.4    Operation of Station pursuant to the
LMA.....
12
     2.5    Risk of
Loss.................................
12
     2.6    Interruption of Broadcast
Transmissions......
13
ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SELLER
     3.1    Due
Incorporation............................
13
     3.2    Authority; No
Conflict.......................
13
     3.3    Government
Authorizations....................
14
     3.4    Compliance with
Regulations..................
15
     3.5
Taxes........................................
15
     3.6    Personal
Property............................
16
     3.7    Real
Property................................
16
     3.8
Consents.....................................
18
     3.9
Contracts....................................
18
     3.10
Environmental................................
19
     3.11   Intellectual
Property........................
19
     3.12   Financial
Statements.........................
20
     3.13   Personnel Information; Labor
Contracts.......
20
     3.14   Employee Benefit
Plans.......................
21
     3.15
Litigation...................................
21
     3.16   Compliance with
Laws.........................
21
     3.17
Insurance....................................
22
     3.18   Undisclosed
Liabilities......................
22
     3.19   Instruments of Conveyance; Good
Title........
22
     3.20   Absence of Certain
Changes...................
23
     3.21   Insolvency
Proceedings.......................
24

                                          Page ii
ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF BUYER
     4.1    Due
Incorporation............................
24
     4.2    Authority; No
Conflict.......................
24
     4.3
Consents.....................................
25
     4.4
Litigation...................................
25
     4.5    Compliance with
Laws.........................
25
     4.6
Qualification................................
25

ARTICLE V - COVENANTS OF SELLER

     5.1    Continued Operation of
Station...............
26
     5.2    Financial
Obligations........................
26
     5.3    Reasonable
Access............................
26
     5.4    Maintenance of
Assets........................
26
     5.5    Notification of
Developments.................
27
     5.6    Payment of
Taxes.............................
27
     5.7    Third Party
Consents.........................
27
     5.8
Encumbrances.................................
27
     5.9    Assignment of
Assets.........................
27
     5.10   Commission Licenses and
Authorizations.......
27
     5.11   Technical
Equipment..........................
28
     5.12   Compensation
Increases.......................
28
     5.13   Sale of Broadcast
Time.......................
28
     5.14
Insurance....................................
28
     5.15   Negotiations with Third
Parties..............
28
     5.16   Covenant Not to
Compete......................
28

ARTICLE VI - JOINT COVENANTS OF BUYER AND SELLER

     6.1    Assignment
Application.......................
29
     6.2
Performance..................................
29
     6.3
Conditions...................................
29
     6.4
Confidentiality..............................
30
     6.5
Cooperation..................................
30
     6.6    Environmental
Reports........................
30
     6.7    Consents to
Assignment.......................
31
     6.8    Employee
Matters.............................
31
     6.9
Survey.......................................
32
     6.10   Relocation
Application.......................
32
     6.11   Escrow
Agreement.............................
33

ARTICLE VII - CONDITIONS TO OBLIGATIONS OF BUYER

     7.1    Commission
Approvals.........................
33
     7.2
Performance..................................
33
     7.3    Representations and
Warranties...............
33
     7.4
Consents.....................................
34
     7.5    No
Litigation................................
34
     7.6    No Adverse
Change............................
34
     7.7
Documents....................................
34

                                          Page iii
     7.8    Opinions of
Counsel..........................
34
     7.9
Financing....................................
34
     7.10
Survey.......................................
34
     7.11   Ancillary
Agreements.........................
34
     7.12
Guarantee....................................
34

ARTICLE VIII - CONDITIONS TO OBLIGATIONS OF SELLER

     8.1
Performance..................................
35
     8.2    Representations and
Warranties...............
35
     8.3    Government
Approvals.........................
35
     8.4
Documents....................................
35
     8.5    Opinion of
Counsel...........................
35
     8.6    Consulting
Agreement.........................
35

ARTICLE IX - INDEMNIFICATION

     9.1    Indemnification by
Seller....................
35
     9.2    Indemnification by
Buyer.....................
36
     9.3    Notification of
Claims.......................
37

ARTICLE X - MISCELLANEOUS

     10.1
Assignment...................................
38
     10.2   Survival of Indemnification..................
38
     10.3   Brokerage....................................
39
     10.4   Expenses of the Parties......................
39
     10.5   Entire Agreement.............................
39
     10.6   Headings.....................................
39
     10.7   Governing Law................................
39
     10.8   Counterparts.................................
40
     10.9   Notices......................................
40
     10.10  Specific Performance.........................
41
     10.11  Consent to Jurisdiction......................
41
     10.12  Further Assurances...........................
41
     10.13  Public Announcements.........................
41

                  ASSETS PURCHASE AGREEMENT
          THIS ASSETS PURCHASE AGREEMENT is entered into this 31st day of August, 1995 by and between KNELLER BROADCASTING OF CHARLOTTE COUNTY, INC., a corporation formed under the laws of the State of Florida ("Seller"), and OSBORN COMMUNICATIONS CORPORATION, a corporation formed under the laws of the State of Delaware
("Buyer").
                       R E C I T A L S
          WHEREAS, Seller owns and operates and has been duly licensed by the Federal Communications Commission (the "FCC" or the "Commission") to operate radio station WEEJ(FM)/WKII(AM), Port Charlotte, Florida (the "Station");
          WHEREAS, Seller desires to sell to Buyer, and Buyer desires to purchase, the assets utilized in connection with the operation of the Station, and Seller and Buyer further desire that Seller assign to Buyer the licenses and other authorizations issued to Seller by the Commission for the purpose of operating the Station; and
          WHEREAS, simultaneously with the execution of this Agreement, Seller and Buyer have entered into a Lease Management Agreement ("LMA") effective as of the 1st day of September 1995;
          NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:



                          ARTICLE
I

                 PURCHASE AND SALE OF ASSETS

          1.1 TRANSFER OF ASSETS. Seller agrees to assign, transfer, convey and deliver to Buyer and Buyer agrees to acquire, accept and receive from Seller, on the Closing Date, all of Seller's right, title and interest in and to the following assets relating to the Station (the "Station Assets") free and clear of all liens and encumbrances; PROVIDED, HOWEVER, that notwithstanding anything to the contrary in this Agreement, Buyer shall take the Station Assets subject to (i) that certain Secured Term Loan Note dated December 29, 1992 (as amended on January 1, 1995) in favor of Chambersburg Broadcasting Co. and executed by Seller and
(ii) that certain Equipment Lease Agreement

                                   Page 2
between Seller and Priority Leasing Corporation dated August 14,
1994.

               (a) LICENSES AND AUTHORIZATIONS. All licenses, permits and other authorizations issued by the FCC or any other state or federal regulatory agency pertaining to the Station, including, without limitation, those licenses, permits or authorizations listed in Section 1.1(a) of the disclosure schedule delivered by Seller to Buyer and dated of even date herewith (the "Disclosure Schedule"), together with any renewals, extensions or modifications thereof and additions thereto made between the date of this Agreement and the Closing Date (the "Licenses").
The Licenses include the right to use the call letters of the Station, including but not limited to the call letters WKII(AM) and WEEJ(FM).
               (b) TANGIBLE PERSONAL PROPERTY. All of the tangible personal property owned by Seller and used or useable in the operation of the Station, including but not limited to the items of personal property listed in Section 1.1(b) of the Disclosure Schedule, together with all additions, modifications or replacements thereto made in the ordinary course of business between the date of this Agreement and the Closing Date, as hereafter defined (the "Personal Property").
               (c) REAL ESTATE CONTRACTS. All of the leasehold interests in real property leased by Seller and used by the Station, including all agreements, leases, and contracts of Seller relating to the tower, transmitter, studio site, and offices of the Station (the "Real Estate Contracts"), including all security or other deposits made with respect to such Real Estate Contracts, all as described in
Section 1.1(d) of the Disclosure Schedule (the land, buildings and other improvements covered by the Real Property Contracts being herein called the "Leased Real Property." The Buyer shall assume, pay and perform all obligations under such Real Estate Contracts accruing after the Closing Date to the extent such obligations relate to the period after the Closing Date.
               (d) REAL ESTATE ASSETS. All of Seller's interest in the real property owned by Seller and listed in Section 1.1(d) of the Disclosure Schedule and all of the buildings, structures and other improvements located thereon (collectively, the "Owned Real Property"). The Owned Real Property and the Leased Real Property are collectively referred to herein as the Real Property.
               (e) INTELLECTUAL PROPERTY. All of Seller's trade names, copyrights, trademarks, service marks, patents, patent applications or other similar rights relating to the

                                   Page 3
operation of the Station including, but not limited to, those listed in Section 1.1(e) of the Disclosure Schedule, together with any necessary additions or modifications thereto between the date hereof and the Closing Date (the "Intellectual Property").

               (f) LEASES AND CONTRACTS. All leases, contracts, agreements and franchises relating to the operation of the Station (other than contracts for the sale of broadcast time and leases for real property) listed and identified in Section 1.1(f) of the Disclosure Schedule and those leases, contracts, agreements and franchises described in Section 1.1(i) of this Agreement (the "Contracts"). Buyer shall assume, pay and perform all obligations under such Contracts accruing after the Closing Date.
               (g) CONTRACTS FOR SALE OF BROADCAST TIME. All contracts for sale of broadcast time on the Station that provide for payment by the customer solely on a cash basis and that are to be in effect on the Closing Date listed and identified in Section 1.1(g) of the Disclosure Schedule (the "Broadcast Agreements"). Buyer shall assume, pay and perform all obligations under the Broadcast Agreements arising after the Closing Date, PROVIDED, HOWEVER, Buyer will not assume any contract for the sale of time entered into prior to the date of this Agreement pursuant to which payment is to be received in whole or in part in services, merchandise or other non-cash considerations ("Trade Agreements"), except as agreed to by Buyer and set forth in Section 1.1(g) of the Disclosure Schedule, and Buyer will not assume any contract for the sale of time pursuant to such a Trade Agreement entered into subsequent to the date of this Agreement unless Buyer has consented in writing to the execution of such contract.
               (h) OPERATING AND BUSINESS RECORDS. All files, records, logs and program materials pertaining to the operation of the Station required to be maintained and kept under the rules of the Commission and such other files and records as Buyer shall reasonably require for the continuing business and operation of the Station. Seller shall have the right to reasonable access to such business records that Seller delivers to Buyer under this Section 1.1(h) upon Seller's request for five years after the Closing Date.

               (i) FUTURE CONTRACTS. All leases, contracts, agreements and franchises entered into between the date hereof and the Closing Date in the usual and ordinary course of business, except that those exceeding two months in duration or $5,000.00 in amount will not be assumed by Buyer unless consented to by Buyer in advance in writing and set forth in Section 1.1(i) of the Disclosure Schedule.

                                   Page 4
               (j) INVENTORY AND COMPUTER SOFTWARE. All of Seller's items of inventory related to the business of the Station, including, without limitation, broadcast programs, as well as all computer software used or useable by the Station.

               (k) OTHER RIGHTS AND PRIVILEGES. Any and all other franchises, materials, supplies, easements, rights-of-way, licenses, and other rights and privileges of Seller relating to and used, useable or necessary in the operation of the Station.

          1.2 EXCLUDED ASSETS. There shall be excluded from the sale transaction described herein the following assets relating to the Station:

               (a) CASH AND DEPOSITS. Cash-on-hand or in banks (or their equivalents) and other investments belonging to Seller and relating to the operation of the Station as of the Closing Date.

               (b) ACCOUNTS RECEIVABLE. All accounts receivable of the Seller with regard to the operation of the Station prior to the Commencement date of the LMA (as that term is defined therein).

               (c) PROPERTY CONSUMED. All property of the Station disposed of or consumed (including ordinary wear and tear) in the ordinary course of business between the date hereof and the Closing Date.

               (d) EXPIRED LEASES, CONTRACTS AND AGREEMENTS. All contracts described in Sections 1.1(f), (g) and (i) to the Disclosure Schedule that are terminated or will have expired prior to the Closing Date in the ordinary course of business.

               (e) PENSION AND PROFIT-SHARING PLANS. All pension and profit-sharing plans, trusts established thereunder and assets thereof, if any, of Seller.

               (f) OTHER EMPLOYEE BENEFIT PLANS. All other employee benefit plans (including health insurance) of Seller and the assets thereof.

               (g) EMPLOYMENT AND COLLECTIVE BARGAINING AGREEMENTS. All employment agreements and collective bargaining agreements of Seller.

               (h)  OTHER ASSETS.  Those assets, if any, listed in
Section 1.2(h) of the Disclosure Schedule.

                                   Page 5
          1.3 LIABILITIES TO BE ASSUMED. (a) Except as otherwise provided herein, Buyer assumes no liabilities or obligations of Seller of any nature whatsoever, contingent or otherwise, except for postclosing obligations related to Real Estate Contracts, Contracts, Broadcasting
Agreements and Trade Agreements (the "Assumed Contracts") assigned to and specifically assumed by Buyer.
               (b) Buyer shall assume as of the Closing Date, all of Seller's outstanding obligations to Chambersburg Broadcasting Co. as of the Closing Date and as set forth in Section 1.3(b) of the Disclosure Schedule.
          1.4 CONSIDERATION. In consideration of Seller's performance of this Agreement and the sale, assignment, transfer, conveyance and delivery of the Station Assets to Buyer free and clear of all liens and encumbrances, Buyer shall:
               (a) pay to Seller on the Closing Date, by wire transfer, the sum of One Million Four Hundred Thousand Dollars ($1,400,000.00) (the "Cash Payment");
               (b) assume the liabilities specified in Section 1.3(b); (c) subject to the successful filing of a License
Application Form 302 with the Commission in respect of the relocation of the Station to a tower located in Pine Island, Florida, within five (5) days of such filing pay an amount equal to Seven Hundred Fifty Thousand Dollars ($750,000.00).
          1.5 WKII (AM) LIABILITY. Buyer and Seller agree that in the event the License for WKII (AM) suffers an adverse condition including, without limitation, revocation, modification, Commission order to reduce power, Commission order to change WKII (AM)'s frequency or any costs associated therewith, Seller shall be liable for up to Four Hundred Thousand Dollars ($400,000.00) of any costs, damages or claims associated with such adverse change for the four-year period immediately following the Closing; PROVIDED, HOWEVER, that such liability shall be reduced at a rate of One Hundred Thousand Dollars per year ($100,000.00) beginning in the fifth year following the Closing so that at the end of the eighth year following the Closing, Seller's potential liability shall be reduced to zero. Notwithstanding the provisions of this paragraph 1.5, Seller shall have no liability hereunder (i) in the event WKII(AM) suffers an adverse condition due solely to the failure of Buyer to timely file with the Commission or any other applicable governmental authority any material application or other document required to be filed by Buyer in
                                   Page 6
connection with WKII(AM)'s License and (ii) unless Seller has received or is entitled to receive the $750,000.00 referenced in paragraph 1.4(c) above.

          1.6 PRORATION OF INCOME AND EXPENSES. Except as otherwise provided herein or in the LMA, all income and expenses arising from the conduct of the business and operations of the Station shall be prorated between Buyer and Seller in accordance with generally accepted accounting principles as of 11:59 p.m., Eastern time, on the date immediately preceding the Closing Date. Such prorations shall include, without limitation, all AD VALOREM and other property taxes (but excluding taxes arising by reason of the transfer of Station Assets as contemplated hereby, which shall be paid as set forth in
Section 10.4 of this Agreement), business and license fees, music and other license fees (including any retroactive adjustments thereof, which retroactive adjustments shall not be subject to the ninety day limitation set forth in Section 1.5(b)), wages and salaries of employees hired by Buyer, including accruals up to the Closing Date for bonuses, commissions, vacation and sick pay, and related payroll taxes, utility expenses, time sales agreements, Trade Agreements to the extent provided in Section 1.5(a) hereof, rents and similar prepaid deferred items attributable to the ownership and operation of the Station.
               (a) TRADE AGREEMENTS. To the extent that the aggregate value by which the Station's obligations as of the Commencement Date of the LMA are reflected on Seller's monthly Station Trade Report under Trade Agreements assumed by Buyer for the sale of advertising time is greater or less than the aggregate value as reflected on Seller's monthly Station Trade Report of the goods, services or other items to be received by the Station after the Commencement Date of the LMA, Buyer or Seller, as the case may be, shall be entitled to receive the difference.
               (b) TIME FOR PAYMENT. The prorations and adjustments contemplated by this Section 1.5, to the extent practicable, shall be made on the Closing Date. As to those prorations and adjustments not capable of being ascertained on the Closing Date, an adjustment and proration shall be made within 90 days of the Closing Date.
               (c) DISPUTE RESOLUTION. In the event of any disputes between the parties as to such adjustments, the amounts not in dispute shall nonetheless be paid at the time provided in Section 1.5(b) and such disputes shall be determined by an independent certified public accountant mutually acceptable to the parties whose determination shall be final, and the fees and expenses of such accountant shall be paid onehalf by Seller and one-half by Buyer.

                                   Page 7
          1.7 ALLOCATION OF PURCHASE PRICE. Buyer and Seller agree that the Purchase Price shall be allocated among the Station Assets in a manner to be determined by Buyer. Buyer and Seller agree to use such allocation in completing and filing Internal Revenue Service Form 8594 for federal income tax purposes. Buyer and Seller further agree that they shall not take any position inconsistent with such allocation upon examination of any return, in any refund claim, in any litigation, or otherwise.

          1.8 ESCROW DEPOSIT. (a) As security for any amounts which may become payable by Seller pursuant to Section 1.5 herein, and (b) as security for Buyer's failure to Close and for Seller to perform its obligations hereunder, Buyer shall deposit with Doyle Hadden, Hadden & Associates, 1385 Ayerswood Ct., Winter Springs, FL 32708 (the "Escrow Agent"), a sum equal to five percent (5%) of the Purchase Price (the "Escrow Deposit"). The Escrow Deposit shall be held and disbursed by the Escrow Agent as follows: (i) in the event prior to the Release Date (defined below) any amounts become payable by Seller pursuant to clause (a) above, the Escrow Agent shall disburse such amounts to the extent required to fulfill Seller's obligations thereunder; (ii) six (6) months following the Closing (the "Release Date"), the Escrow Deposit shall be delivered to Seller in partial satisfaction of the Purchase Price; PROVIDED, HOWEVER, that (iii) in the event this Agreement is terminated pursuant to Sections 2.3(a)(ii), (iii) or (iv)
(other than with respect to Section 7.9 hereof which shall not apply in this case) of this Agreement and in each such case Buyer is not in default hereunder, the Escrow Deposit shall be returned to Buyer;
(iv) in the event this Agreement is terminated pursuant to Sections 2.3(a)(ii), (iii) or (v) and in each such case Seller is not in default hereunder, the Escrow Deposit shall be delivered to Seller; and (v) in the event the Closing does not occur before June 30, 1996 and neither Buyer nor Seller is at fault, the Escrow Deposit shall be returned to Buyer. If the Closing occurs, all accrued interest on the Escrow Deposit up to and including the Closing Date shall be payable to Buyer and all accrued interest on the Escrow Deposit up to and including the Release Date shall be payable to Seller.
                         ARTICLE II
    CLOSING, TERMINATION, RISK OF LOSS AND LMA OPERATION
          2.1 CLOSING. The purchase and sale of the Station Assets contemplated by this Agreement (the "Closing") shall take place at 10:00 a.m. on a mutually agreed

                                   Page 8
upon day five (5) days after the latter of (a) the Commission's approval of the Assignment Application, as defined in Section
6.1 below, becomes a Final Order, or (b) the grant of Seller's renewal application in respect of the Licenses or such other time and place as shall be mutually agreed upon by the parties (the "Closing Date"). For purposes of this Agreement, a "Final Order" shall mean any action of the Commission which has not been reversed, stayed, enjoined, set aside, annulled or suspended and with respect to which no requests are pending for administrative or judicial review, reconsideration, appeal or stay, and the time for filing any such requests and the time for the Commission to set aside the action on its own motion shall have expired. Buyer may, at its sole election, waive the requirement that the Commission's approval of the Assignment Application shall have become a Final Order.

          2.2  TRANSACTIONS AT THE CLOSING.

               (a) At the Closing, Seller shall deliver to Buyer the following:

                   (i)  assignments of the Licenses and other
     pertinent authorizations transferring the same to the Buyer in customary form and substance;

                  (ii) the certificates contemplated by Sections 7.2 and 7.3;

                 (iii) a copy of the resolutions of the board of directors of Seller authorizing the execution, delivery and performance of this Agreement and the agreements and documents listed in Section 2.2 of the Disclosure Schedule (the "Ancillary Agreements"), and the consummation of the transactions contemplated hereby and thereby, together with a certificate of the Secretary of Seller, dated as of the Closing Date, that such resolutions were duly adopted and are in full force and effect;

                  (iv) A special warranty deed (or its equivalent in the State of Florida), in proper statutory form for recording, conveying each parcel of Owned Real Property;

                   (v) An owner's extended coverage policy of title insurance with respect to each parcel of Real Property, in each case issued on the date of Closing by a title insurance company acceptable to counsel for Buyer (the "Title Company"). Each such title insurance policy shall be in an amount designated by Buyer and shall insure Buyer's ownership of fee title with respect to the Owned Real Property without any of the Scheduled B standard pre printed exceptions (other

                                   Page 9
     than taxes not yet due and payable) and free and clear of title defects and other exceptions to or exclusions from coverage other than Permitted Owned Real Property
     Exceptions (as hereinafter defined in Section 3.7(a)).


                  (vi) All real property transfer tax returns and other similar filings required by law in connection with the transactions contemplated hereby, all duly executed and acknowledged by Seller. Seller shall also have executed such affidavits in connection with such filings as shall have been required by law or reasonably requested by Buyer.

                 (vii) Affidavit of an officer of Seller, sworn to under penalty of perjury, setting forth Seller's name, address and Federal tax identification number and stating that Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code of 1986 (the "Code"). If, on or before the Closing Date, Buyer shall not have received such affidavit, Buyer may withhold from the Purchase Price payable at Closing to Seller pursuant hereto such sums as are required to be withheld therefrom under Section 1445 of the Code.
                (viii) a bill of sale and all other appropriate documents and instruments assigning to Buyer good and marketable title to the Station Assets free and clear of any security interests, mortgages, liens, pledges, attachments, conditional sales contracts, claims, charges or encumbrances of any kind whatsoever;
                  (ix) the Ancillary Agreements, duly executed by Seller as appropriate;
                   (x) written consents of the respective lessors, landowners, and any other persons or entities whose consents may be required to permit Buyer to assume the liabilities, contracts, leases, licenses, understandings and agreements constituting the Real Estate Contracts and the Contracts;
                  (xi) evidence satisfactory to Buyer's counsel that no financing statements are outstanding on the Station Assets;
                 (xii)  all files, records, logs, and program
     materials relating to the Station;
                (xiii) the opinion of counsel for Seller, dated the Closing Date, as described in Section 7.8;

                                   Page 10
                 (xiv) assignments to Buyer of all the Contracts and Real Estate Contracts in form satisfactory to Buyer; and

                  (xv)  a current estoppel certificate from the
     Landlord under each Real Property Contract in form satisfactory to counsel to Buyer.

                 (xvi) such other documents and instruments as Buyer may
reasonably request to consummate the transactions contemplated hereby.

               (b) At the Closing, Buyer shall deliver or cause to be delivered to Seller the following:

                   (i)  the Purchase Price less the Escrow Deposit;

                  (ii) a copy of the resolutions of the board of directors of Buyer authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements, and the consummation of the transactions contemplated hereby and thereby, together with a certificate of the Secretary of Buyer dated as of Closing Date, that such resolutions were duly adopted and are in full force and effect;
                 (iii)  the certificates contemplated by Sections 8.1
     and 8.2;
                  (iv) the Ancillary Agreements, duly executed by Buyer as appropriate;
                   (v) the opinion of counsel for Buyer, dated the Closing Date, as described in Section 8.5; and
                  (vi) such other documents and instruments as Seller may reasonably request to consummate the transactions contemplated hereby.
          2.3  TERMINATION.
               (a) Notwithstanding anything to the contrary contained in this Agreement, this Agreement may be terminated at any time by:
                   (i)  the mutual written consent of the parties
hereto;
                  (ii) either Buyer or Seller if the Closing does not occur before June 30, 1996, provided, however, that the party seeking termination under this

                                   Page 11
      Section 2.3(a)(ii) shall not have prevented the Closing from occurring;

                 (iii) either Buyer or Seller if the Assignment Application is not granted within nine (9) months from the date the Form 314 is placed on Commission's public notice (through no fault of the terminating party) or is denied by the Commission by a Final Order or is at any time set by the Commission for a formal hearing; PROVIDED, HOWEVER, that in the event of termination due solely to the Commission's designation of the Assignment Application for a formal hearing, the provisions of Section 2.3(c) shall apply;
                  (iv)  Buyer, if any of the conditions set forth in
     Article VII shall have become incapable of fulfillment, and shall not have been waived by Buyer, or if Seller shall have breached in any material respect any of its representations, warranties or obligations hereunder and such breach shall not have been cured in all material respects or waived prior to the Closing; or
                   (v)  Seller, if any of the conditions set forth in
     Article VIII shall have become incapable of fulfillment, and shall not have been waived by Seller, or if Buyer shall have breached in any material respect any of its representations, warranties or obligations hereunder and such breach shall not have been cured in all material respects or waived prior to the Closing.
               (b) In the event of the termination of this Agreement by Buyer or Seller pursuant to this Section 2.3, written notice thereof shall promptly be given to the other party and, except as otherwise provided herein, the transactions contemplated by this Agreement shall be terminated, without further action by any party. Nothing in this Section
2.3 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of Buyer to compel specific performance of Seller of its obligations under this Agreement.

               (c)   The time for Commission approval provided in
Section 2.3(a)(iii) notwithstanding, either party may terminate this Agreement upon written notice to the other, if, for any reason, the Assignment Application is designated for hearing by the Commission, PROVIDED, HOWEVER, that written notice of termination must be given within twenty (20) days after release of the Hearing Designation Order and that the party giving such notice is not in default and has otherwise complied with its obligations under this Agreement. Upon termination

                                   Page 12
pursuant to this Section, the parties shall be released and discharged from any further obligation hereunder and the Escrow Deposit shall be returned to the Buyer.
               (d) It is further PROVIDED, HOWEVER, that no party may terminate this Agreement if such party is in default hereunder, or if a delay in any decision or determination by the Commission respecting the Assignment Application has been caused or materially contributed to (i) by any failure of such party to furnish, file or make available to the Commission information within its control; (ii) by the willful furnishing by such party of incorrect, inaccurate or incomplete information to the Commission; and (iii) by any other action taken by such party for the purpose of delaying the Commission's decision or determination respecting the Assignment Application. Upon such termination for failure of the Commission to act, the parties shall be released and discharged from any further obligation hereunder.
               (e) A party shall be deemed to be in default under this Agreement only if such party has materially breached or failed to perform its obligations hereunder, and non-material breaches or failures shall not be grounds for declaring a party to be in default, postponing the Closing, or terminating this Agreement.
               (f) If the Closing occurs, the Escrow Deposit shall be applied to the Purchase Price at Closing.
          2.4 OPERATION OF STATION PURSUANT TO THE LMA. Notwithstanding any provision to the contrary in this Agreement:
               (a) As of September 1, 1995 (the "Commencement Date"), the business and operation of the Station shall be conducted pursuant to the terms of the LMA;
               (b) All LMA Liabilities shall be assumed by Buyer as of the Commencement Date.
          2.5 RISK OF LOSS. The risk of any loss, damage or destruction to any of the Station Assets from fire or other casualty or cause shall be borne by Seller at all times prior to the Closing Date hereunder. Upon the occurrence of any loss or damage to any of the Station Assets as a result of fire, casualty, accident or other causes prior to the Closing Date, Seller shall notify Buyer of same in writing immediately stating with particularity the extent of loss or damage incurred, the cause thereof if known and the extent to which restoration, replacement and repair of the Station Assets lost or destroyed will be
                                   Page 13
reimbursed under any insurance policy with respect thereto. In the event the loss exceeds $50,000 and the Station Assets cannot be substantially repaired or restored within forty-five (45) days after such loss, Buyer shall have the option, exercisable within ten
(10) days after receipt of written notice from Seller, to: (i) terminate this Agreement; (ii) postpone the Closing until such time as the property has been completely repaired, replaced or restored to the satisfaction of Buyer, unless the same cannot be reasonably effected within thirty (30) days of notification; or (iii) elect to consummate the Closing and accept the property in its damaged condition, in which event Seller shall assign to Buyer all rights under any insurance claim covering the loss and pay over to Buyer any proceeds under any such insurance policy thereto received by
Seller with respect thereto.
          2.6 INTERRUPTION OF BROADCAST TRANSMISSIONS. Notwithstanding any other provision hereof, if prior to the Closing any event occurs which prevents the broadcast transmission by the Station with substantially full licensed power and antenna height as described in the applicable FCC Licenses and in the manner it has heretofore been operating for periods of time in excess of six (6) hours, the Seller will give prompt written notice thereof to Buyer. If such facilities are not restored so that operation is resumed with substantially full licensed power within three (3) days of such event, or, in the case of more than one event, the aggregate number of days preceding such restorations from all such events is more than six (6) days, or if the Station is off the air more than three (3) times for a period in each case exceeding six (6) hours, Buyer shall have the right, by giving written notice to Seller of its election to do so, to terminate this Agreement.
                        ARTICLE III
          REPRESENTATIONS AND WARRANTIES OF SELLER
         Seller represents and warrants to Buyer as follows:
         3.1 DUE INCORPORATION. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida, and is duly qualified to do business in and is in good standing in the State of Florida. Seller has the corporate power and authority to own and to operate the Station and the Station Assets.

          3.2 AUTHORITY; NO CONFLICT. The execution and delivery of this Agreement and the Ancillary Agreements

                                   Page 14
have been duly and validly authorized and approved by the board of directors of Seller, and Seller has the corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. Neither such execution, delivery or performance nor compliance by Seller with the terms and provisions hereof, or with respect to the Ancillary Agreements, will (assuming receipt of all necessary approvals from the Commission) conflict with or result in a breach of any of the terms, conditions or provisions of (a) the Certificate of Incorporation or Bylaws of Seller, (b) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Seller is subject, or (c) any material agreement, lease or contract, written or oral, to which Seller is subject. This Agreement shall constitute the valid and binding obligation of Seller with respect to the terms hereof, subject to Commission approval of the transactions contemplated hereby.

          3.3  GOVERNMENT AUTHORIZATIONS.

               (a) Section 1.1(a) of the Disclosure Schedule contains a true and complete list of all the Licenses, which Licenses are sufficient for the lawful conduct of the business and operation of the Station in the manner and to the full extent they are currently conducted. Seller is the authorized legal holder of the Licenses, none of which is subject to any restriction or condition which would limit in any material respect the full operation of the Station as now operated. There are no applications, complaints or proceedings pending or, to the best of Seller's knowledge, threatened as of the date hereof before the Commission or any other governmental authority relating to the business or operations of the Station, other than applications, complaints or proceedings which generally affect the broadcasting industry as a whole, and other than reports and forms filed in the ordinary course of the Station's business. Seller has delivered to Buyer true and complete copies of the Licenses, including any and all additions, amendments and other modifications thereto. The Licenses are in good standing, are in full force and effect and are unimpaired by any act or omission of Seller or its officers, directors or employees; and the operation of the Station is in accordance with the Licenses and the underlying construction permits. No proceedings are pending or, to the knowledge of Seller, are threatened which may result in the revocation, modification, non-renewal or suspension of any of the Licenses, the denial of any pending applications, the issuance of any cease and desist order, the imposition of any administrative actions by the Commission with respect to the Licenses or which may affect Buyer's ability to continue to operate the Station

                                   Page 15
as it is currently operated. Seller has taken no action which, to its knowledge, could lead to revocation or non-renewal of the Licenses, nor omitted to take any action which, by reason of its omission, could lead to revocation of the Licenses. All material reports, forms and statements required to be filed with the Commission with respect to the Station since the grant of the last renewal of the Licenses have been filed and are complete and accurate. To the knowledge of Seller, there are no facts which, under the Communications Act of 1934, as amended, or the existing rules and regulations of the Commission, would disqualify Seller as assignor, and Buyer as assignee, in connection with the Assignment Application.

               (b)   The Seller has disclosed and the Buyer
acknowledges and agrees that WKII(AM) is not operating under a Federal Communications Commission License, but rather a Special Temporary Authority (the "STA") granted initially on August5, 1991, and subsequently extended through November 10, 1995, in increments of six months or one year (at the Commission's discretion). This STA permits WKII(AM) to operate as if licensed, but is subject to revision, suspension or termination at the sole discretion of the Commission. Therefore, Buyer understands and agrees that, notwithstanding anything to the contrary contained in this Agreement, Seller makes no representations that said STA shall remain in effect beyond the date of closing.

          3.4 COMPLIANCE WITH REGULATIONS. The operation of the Station is in compliance in all material respects with (i) all applicable engineering standards required to be met under Commission rules, and (ii) all other applicable rules, regulations, requirements and policies of the Commission and all other applicable governmental authorities, including, but not limited to, ANSI Radiation Standards, to the extent required to be met under applicable Commission rules and regulations; and there are no existing claims known to Seller to the contrary.

          3.5 TAXES. Seller has timely filed all federal, state, local and foreign income, franchise, sales, use, property, excise, payroll and other tax returns required by law and has paid in full all taxes, estimated taxes, interest, assessments, and penalties due and payable as shown thereon. All returns and forms which have been filed have been true and correct in all material respects and no tax or other payment in a material amount other than as shown on such returns and forms are required to be paid or have been paid by Seller. There are no present disputes as to taxes of any nature payable by Seller which in any event could materially adversely affect the Station Assets or operation of the Station. Each of the parcels included in

                                   Page 16
the Owned Real Property is assured for real estate purposes as a wholly independent tax lot, separate from any adjoining load or improvements not constituting a part of such parcel.

          3.6 PERSONAL PROPERTY. Section 1.1(b) of the Disclosure Schedule contains a true and complete list of all the Personal Property. Except for those assets designated on Section 1.1(b) of the Disclosure Schedule as being subject to lease agreements, Seller owns and has, and will have on the Closing Date, good and marketable title to such Personal Property, and none of such Personal Property on the Closing Date will be subject to any security interest, mortgage, pledge, conditional sales agreement or other lien or encumbrance.
All items of Personal Property are in all material respects in good operating condition, ordinary wear and tear excepted, and are available for immediate use in the conduct of the business and operation of the Station. The technical equipment, including, without limitation, all transmitters and studio equipment, constituting part of the Personal Property, has been maintained in accordance with industry practice and is in good operating condition, ordinary wear and tear excepted, (except as noted in Section 1.1(b) of the Disclosure Schedule) and complies in all material respects with all applicable rules and regulations of the Commission and the terms of the Licenses. The Personal Property includes all such items and equipment necessary to conduct in all material respects the business and operations of the Station as now conducted.

          3.7  REAL PROPERTY.

               (a) Seller is the owner of good, marketable and insurable fee title to the real property described on Section 1.1(d) of the Disclosed Schedule and to all of the buildings, structures and other improvements located thereon (collectively, the "Owned Real Property") free and clear of all Title Defects (as hereinafter defined) except for the matters listed on Section 3.7 of the Disclosure Schedule and encumbrances of a minor nature that do not, in the reasonable opinion of Buyer's counsel, individually or in the aggregate (i) interfere in any material respect with the use, occupancy or operation of the Owned Real Property or (ii) materially reduce the fair market value of the Owned Real Property below the fair market value the Owned Real Property would have had but for such encumbrances (collectively, the "Permitted Owned Real Property Exceptions"). The Owned Real Property constitutes all of the real property owned by Seller on the date hereof in connection with the operation of the Station. There are no leases/subleases or other agreements granting to any person other than Seller any right to the possession, use or

                                   Page 17
occupancy of the Owned Real Property. As used in this Agreement, "Title Defects" shall mean and include any mortgage, deed of trust, lien, pledge, security interest, claim, lease, charge, option, right of first refusal, easement, restrictive covenant, encroachment or other survey defect, encumbrance or other restriction or limitation whatsoever.

               (b) Section 1.1(d) of the Disclosure Schedule contains a true and complete list and summary of all the Real Estate Contracts. Seller holds the leasehold interest under each Real Property Contract free and clear of all Title Defects. The Real Estate Contracts constitute valid and binding obligations of Seller and, to the best of Seller's knowledge, of all other persons purported to be parties thereto, and are in full force and effect as of the date hereof, and will on the Closing Date constitute valid and binding obligations of Buyer and, to the best of Seller's knowledge, of all other persons purported to be parties thereto. As of the date hereof, Seller is not in default under any of the Real Estate Contracts and has not received or given written notice of any default thereunder from or to any of the other parties thereto and will not have received any such notice at or prior to the Closing Date. Seller shall use reasonable efforts to obtain valid and binding third-party consents, if any are necessary, from all required third parties to the Real Estate Contracts to be conveyed and assigned to Buyer as part of the Station Assets.
Subject to any required third-party consents, Seller will have full legal power and authority to assign its rights under the Real Estate Contracts of Buyer in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof, and such assignment shall not affect the validity, enforce ability and continuity of any of the Real Estate Contracts.

               (c) Entire Premise. All of the land, buildings, structures and other improvements used by Seller in the conduct of the Business or involved in the Real Property.

               (d) No Options. Seller does not own or hold, and is not obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell or dispose of the Real Property or any portion thereof or interest therein.

               (e) Condition and Operation of Improvements. All components of all buildings, structures and other improvements included within the Real Property (the "Improvements") are in good working order and repair. All water, gas, electrical, steam, compressed air,
                                   Page 18
telecommunication, sanitary and storm sewage lines and systems and other similar systems serving the Real Property are installed and operating and are sufficient to enable the Real Property to continue to be used and operated in the manner currently being used and operated, and any socalled hook-up fees or other associated charges have been fully paid.

               (f) Real Property Permits and Insurance. All certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, "Real Property Permits") of all governmental authorities having jurisdiction over the Real Property, required or appropriate to have been issued to Seller to enable the Real Property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are, as of the date hereof, in full force and effect.

               (g) Condemnation. Seller has not received notice and has no knowledge of any pending, threatened or contemplated condemnation proceeding affecting the Real Property or any part thereof or of any sale or other disposition of the Owned Real Property or any part thereof in lieu of condemnation.

               (h) Casualty. No portion of the Real Property has suffered any material damage by fire or other casualty which has not heretofore been completely repaired and restored to its original condition. No portion of the Real Property is located in a special flood hazard area as designated by Federal governmental authorities.

          3.8 CONSENTS. No consent, approval, authorization or order of, or registration, qualification or filing with, any court, regulatory authority or other governmental body is required for the execution, delivery and performance by Seller of this Agreement or the Ancillary Agreements to which it is a party, other than approval by the Commission of the Assignment Application as contemplated hereby. Except as set forth in Section 3.8 of the Disclosure Schedule, no consent of any other party (including, without limitation, any party to any Real Estate Contract or Contract) is required for the execution, delivery and performance by Seller of this Agreement or the Ancillary Agreements to which it is a party.

          3.9 CONTRACTS. Section 1.1(f) of the Disclosure Schedule contains a true and complete list of all Contracts, and Section 1.1(g) contains a true and complete list of all Broadcast Agreements and Trade Agreements. Seller has delivered to Buyer true and complete copies of all written Contracts, Broadcast Agreements and Trade

                                   Page 19
agreements in the, possession of Seller, including any and all amendments and other modifications to same. All such Contracts, Broadcast Agreements and Trade Agreements are valid, binding and enforceable by Seller in accordance with their respective terms, except as limited by laws affecting creditors' rights or equitable principles generally.
Seller has complied in all material respects with all such Contracts, Broadcast Agreements and Trade Agreements, and Seller is not in default beyond any applicable grace periods under any of same, and no other contracting party is in material default under any of same. Seller has full legal power and authority to assign its respective rights under such Contracts, Broadcast Agreements and Trade Agreements to Buyer in accordance with this Agreement on terms and conditions no less favorable than those in effect on the date hereof, and such assignment will not materially affect the validity, enforceability and continuity of any such Contracts, Broadcast Agreements and Trade Agreements.

          3.10 ENVIRONMENTAL. Seller has not unlawfully disposed of any Hazardous Waste in a manner which has caused, or could cause, Buyer to incur a material liability under applicable law in connection therewith; and Seller warrants that the technical equipment included in the Personal Property does not contain any Hazardous Waste, including any Polychlorinated Biphenyls ("PCBs") that are required by law to be removed, or if any equipment does contain Hazardous Waste, including any PCBs, that such equipment is stored and maintained in compliance with applicable law. Seller has complied in all material respects with all federal, state and local environmental laws, rules and regulations applicable to the Station and its operations, including but not limited to the Commission's guidelines regarding RF radiation. No Hazardous Waste has been disposed of by Seller, and to the best of Seller's knowledge, no Hazardous Waste has been disposed of by any other person on the property subject to Real Estate Contracts. As used herein, the term "Hazardous Waste" shall mean all materials regulated by any federal, state, local or foreign laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata). If Seller learns between the date of this Agreement and the Closing Date that Seller is in breach of the representation and warranty set forth in this Section 3.10, Seller shall begin remedial action promptly and shall use reasonable best efforts to complete such remedial action to the satisfaction of Buyer before the Closing Date.

          3.11  INTELLECTUAL PROPERTY.  Section 3.11 of the
Disclosure Schedule is a true and complete list of all the Intellectual Property. The Intellectual Property has been

                                   Page 20
duly registered in, filed with, or
issued by the appropriate offices within all jurisdictions where such registration, filing or issuance is necessary to protect such Intellectual Property from infringement, including, without limitation, the United States Copyright Office and the United States Patent and Trademark Office. Seller has not granted any license or other rights with respect to the Intellectual Property. Seller has not received any written notice of any infringement or unlawful use of the Intellectual Property and Seller has not violated or infringed any patent, trademark, trade secret or copyright held by others or any license, authorization or permit held by it.
          3.12 FINANCIAL STATEMENTS. Section 3.12 of the Disclosure Schedule contains complete unaudited copies of the statements of income, and the related balance sheets for Seller for the period after Seller acquired the Station (the "Financial Statements"). The Financial Statements have been prepared in accordance with generally accepted accounting principles and in accordance with the policies and procedures of the Corporation applicable thereto, consistently applied. The Financial Statements present fairly the financial condition and results of operations of the Station for the periods indicated.
          3.13  PERSONNEL INFORMATION; LABOR CONTRACTS.
               (a)Section 3.13 of the Disclosure Schedule contains a true and complete list of all persons employed at the Station, including the date of hire, a description of material compensation arrangements
(other than employee benefit plans set forth in Section 3.15 of the Disclosure Schedule) and a list of other terms of any and all material agreements affecting such persons.

               (b) Seller is not a party to any contract with any labor organization, nor has Seller agreed to recognize any union or other collective bargaining unit, nor has any union or other collective bargaining unit been certified as representing any of Seller's employees. Seller has no knowledge of any organizational effort currently being made or threatened by or on behalf of any labor union with respect to employees of the Station. During the past two years, Seller has not experienced any strikes, work stoppages, grievance proceedings, claims of unfair labor practices filed, or other significant labor difficulties of any nature.

               (c) Seller has complied in all material respects with all laws relating to the employment of labor, including, without limitation, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and

                                   Page 21
those laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity and the payment and withholding of taxes.

          3.14 EMPLOYEE BENEFIT PLANS. Section 3.14 of the Disclosure Schedule contains a true and complete list and summary, as of the date of this Agreement, of all employee benefit plans (as that term is defined in Section 3(3) of ERISA) applicable to the employees of Seller. Seller maintains no other employee benefit plan. Each of Seller's employee benefit plans has been operated and administered in all material respects in accordance with its terms and applicable law, including, without limitation, ERISA and the Internal Revenue Code.

          3.15 LITIGATION. Except as set forth in Section 3.15 of the Disclosure Schedule, Seller is not subject to any judgment, award, order, writ, injunction, arbitration decision or decree, and there is no litigation, proceeding or investigation pending or, to the best of Seller's knowledge, threatened against Seller or the Station in any federal, state or local court, or before any administrative agency or arbitrator (including, without limitation, any proceeding which seeks the forfeiture of, or opposes the renewal of, any of the Licenses), or before any other tribunal duly authorized to resolve disputes, which would reasonably be expected to have any material adverse effect upon the business, property, assets or condition (financial or otherwise) of the Station or which seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement. In particular, but without limiting the generality of the foregoing, except as set forth in
Section 3.15 of the Disclosure Schedule, there are no applications, complaints or proceedings pending or, to the best of Seller's knowledge, threatened before the Commission or any other governmental organization with respect to the business or operation of the Station, other than applications, complaints or proceedings which affect the broadcast industry generally.
          3.16 COMPLIANCE WITH LAWS. Seller has not received any notice asserting any non-compliance with any applicable statute, rule or regulation (federal, state or local) whether or not related to the business or operation of the Station or the Real Property. Seller is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority or to any other tribunal duly authorized to resolve disputes in any respect material to the transactions contemplated hereby. Seller is in compliance in all material respects with all laws,
                                   Page 22
regulations and governmental orders whether or not applicable to the conduct of the business and operation of the Station and any other business or operations conducted by Seller. The Owned Real Property is in full compliance with all applicable building, zoning, subdivision, environmental and other land use and similar laws, codes, ordinances, rules, regulations and orders of governmental authorities (collectively, "Real Property Laws"), and Seller has not received any notice of violation or claimed violation of any Real Property Law. Seller has no knowledge of any pending change in any Real Property Law which would have a material adverse effect upon the ownership or use of the Owned Real Property.

          3.17 INSURANCE. Seller has in full force and effect insurance on all of the Real Property, Personal Property, and all other Station Assets pursuant to insurance policies, a true and complete copy of which is contained in Section 3.17 of the Disclosure Schedule. Seller shall continue to maintain such insurance in full force and effect up to the Closing Date or shall have obtained prior to the Closing Date other insurance policies with limits and coverage comparable to the current policies after prior notice to, and upon written consent of the Buyer, which consent shall not be unreasonably withheld.

          3.18 UNDISCLOSED LIABILITIES. Except as to, and to the extent of, the amounts specifically reflected or reserved against in Seller's balance sheets for the period ending December 31, 1994 (the "Balance Sheet Date"), and except for liabilities and obligations incurred since the Balance Sheet Date in the ordinary and usual course of business, Seller has no material liabilities or obligations of any nature whether accrued, absolute, contingent or otherwise and whether due or to become due, and, to the best of Seller's knowledge, there is no basis for the assertion against Seller of any such liability or obligations. No representation or warranty made by Seller in this Agreement, and no statement made in any exhibit or schedule hereto or any certificate or document delivered by Seller pursuant to the terms of this Agreement, contain or will contain any untrue statement of a material fact or omit or will omit to state any material fact necessary to make such representation or warranty or any such statement not misleading.

          3.19 INSTRUMENTS OF CONVEYANCE; GOOD TITLE. The instruments to be executed by Seller and delivered to Buyer at Closing, conveying the Station Assets, including without limitation the Owned Real Property, to Buyer, will be in a form sufficient to transfer good and marketable title to the Station Assets, including without limitation the Owned

                                   Page 23
Real Property, free and clear of all liabilities, obligations and encumbrances, except as provided herein.

          3.20  ABSENCE OF CERTAIN CHANGES.  Except as disclosed in
Section 3.20 of the Disclosure Schedule, between the Balance Sheet Date and the date of this Agreement there has not been:

               (a) Any material adverse change in the working capital, financial condition, business, results of operations, assets or liabilities of Seller;

               (b) Any change in the manner in which Seller conducts its business and operations other than changes in the ordinary and usual course of business consistent with past practice;

               (c)   Any amendment to the Certificate of
Incorporation
or Bylaws of Seller;

               (d) Any contract or commitment, to which Seller is a party, entered into, modified or terminated, except in the ordinary and usual course of business;
               (e) Any creation or assumption of any mortgage, pledge or other lien or encumbrance upon any of the Station Assets except in the ordinary and usual course of business;

               (f) Any sale, assignment, lease, transfer, or other disposition of any of the Station Assets, except in the ordinary and usual course of business;

               (g) The incurring of any liabilities or obligations, except items incurred in the ordinary and usual course of business;

               (h) The write-off or determination to write off as uncollectible any accounts receivable or portion thereof, except for write-offs in the ordinary course of business consistent with past practice at a rate no greater than during the twelve months prior to the Balance Sheet Date;

               (i) The cancellation of any debts or claims, or waiver of any rights, having an aggregate value in excess of $10,000;

               (j) The disposition, lapse or termination of any Intellectual Property;

               (k) The increase or promise to increase the rate of commissions, fixed salary or wages, draw, bonus or

                                   Page 24
other compensation payable to any employee of Seller, except in the ordinary and usual course of business consistent with past practice;

               (l) The issuance of, or authorization to issue, any additional shares of capital stock of Seller, or rights, warrants or options to acquire, any such shares, or convertible securities;

               (m) Any default under any contract or lease to which Seller is a party;

               (n) Any change in any method of accounting or accounting practice used by Seller; or

               (o) Any other event or condition of any character materially and adversely affecting the business or properties of Seller or the Station.
          3.21  INSOLVENCY PROCEEDINGS.  No insolvency proceedings of any character including, without limitation, bankruptcy,

receivership, reorganization, composition or arrangement with creditors, voluntary or involuntary, affecting Seller or the Station

Assets are pending or, to Seller's knowledge, threatened, and Seller has made no assignment for the benefit of creditors, nor taken any action with a view to, or which would constitute the basis for, the institution of any such insolvency proceedings.

                         ARTICLE IV

           REPRESENTATIONS AND WARRANTIES OF BUYER

          Buyer represents and warrants to Seller as follows:

        4.1 DUE INCORPORATION. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and as of the Closing Date shall be duly qualified to do business in and be in good standing in the State of Florida.

          4.2 AUTHORITY; NO CONFLICT. The execution and delivery of this Agreement and the Ancillary Agreements have been duly and validly authorized and approved by the board of directors of Buyer, and Buyer has the corporate power and authority to execute, deliver and perform this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. The execution, delivery, performance hereof, and compliance by Buyer with the terms and provisions hereof, or with respect to the Ancillary Agreements, thereof, will not (assuming
                                   Page 25
receipt of all necessary approvals from the Commission) conflict with or result in a breach of any of the terms, conditions or provisions of (a) the Certificate of Incorporation or Bylaws of Buyer, (b) any judgment, order, injunction, decree, regulation or ruling of any court or other governmental authority to which Buyer is subject, or
(c) any material agreement, lease or contract, written or oral, to which Buyer is subject. This Agreement will constitute the valid and binding obligation of Buyer with respect to the terms hereof, subject to Commission approval of the transactions contemplated hereby.

          4.3 CONSENTS. No consent, approval, authorization or order of, or registration, qualification or filing with, any court, regulatory authority or other governmental body is required for the execution, delivery and performance by Buyer of this Agreement or the Ancillary Agreements to which it is a party, other than the approval by the Commission of the Assignment Application as contemplated hereby. Except as set forth in Section 4.3 of the Disclosure Schedule, no consent of any other party is required for the execution, delivery and performance by Buyer of this Agreement or the Ancillary Agreements to which it is a party.

        4.4 LITIGATION. There is no litigation, proceeding or investigation pending or, to the best of Buyer's knowledge, threatened against Buyer in any federal, state or local court, or before any administrative agency or arbitrator, or before any other tribunal duly authorized to resolve disputes, that would reasonably be expected to have any material adverse effect upon the ability of Buyer to perform its obligations hereunder, or that seeks to enjoin or prohibit, or otherwise questions the validity of, any action taken or to be taken pursuant to or in connection with this Agreement.

          4.5 COMPLIANCE WITH LAWS. Buyer is not in default with respect to any judgment, order, injunction or decree of any court, administrative agency or other governmental authority or of any other tribunal duly authorized to resolve disputes in any respect material to the transactions contemplated hereby. Buyer is not in violation of any law, regulation or governmental order, the violation of which would have a material adverse effect on Buyer or its ability to perform its obligations pursuant to this Agreement.
          4.6 QUALIFICATION. To the best of Buyer's knowledge, Buyer is legally, technically and financially qualified to be the assignee of the Licenses and the other Station Assets, and, prior to the Closing Date, Buyer will exercise its best efforts to refrain from doing any act
                                   Page 26
which would disqualify Buyer from being the assignee of the Licenses and the other Station Assets.


                         ARTICLE V

                     COVENANTS OF SELLER

          Between the date of this Agreement and the Closing Date, Seller shall have complete control of the Station and its operations, and Seller covenants as follows with respect to such period:
          5.1 CONTINUED OPERATION OF STATION. Subject to the LMA, Seller shall continue to operate the Station under the terms of the Licenses in the manner in which the Station has been operated heretofore, in the usual and ordinary course of business, in conformity with all material applicable laws, ordinances, regulations, rules and orders, and in a manner so as to preserve and foster the goodwill and business relationships of the Station and Seller, including, without limitation, relationships with advertisers, suppliers, customers, and employees. Seller shall file with the Commission and any other applicable governmental authority all applications and other documents required to be filed in connection with the continued operation of the Station.

          5.2 FINANCIAL OBLIGATIONS. Subject to the LMA, Seller shall continue to conduct the financial operations of the Station, including its credit and collection policies, in the ordinary course of business with the same effort, to the same extent, and in the same manner, as in the prior conduct of the business of the Station; and shall continue to pay and satisfy all expenses, liabilities and obligations arising in the ordinary course of business in accordance with past accounting practices. Seller shall not enter into or amend any contracts or commitments involving expenditures by Seller in an aggregate amount in excess of $10,000 without the prior written consent of Buyer.

          5.3 REASONABLE ACCESS. Seller shall provide Buyer, and representatives of Buyer, with reasonable access during normal business hours to the Station and shall furnish such additional information concerning the Station as Buyer from time to time may reasonably request.

          5.4 MAINTENANCE OF ASSETS. Seller shall maintain the Real Property, the Personal Property and all other tangible assets in their present good operating condition, repair and order, reasonable wear and tear in ordinary usage excepted. Seller shall not waive or cancel any
                                   Page 27
claims or rights of substantial value, transfer or otherwise dispose of the Real Property, any Personal Property, or permit to lapse or dispose of any right to the use of any Intellectual Property.

          5.5 NOTIFICATION OF DEVELOPMENTS. Seller shall notify Buyer of any problems or developments with respect to the Station Assets or operation of the Station; and provide Buyer with prompt written notice of any change in any of the information contained in the representations and warranties made herein or in the Disclosure Schedule or any other documents delivered in connection with this Agreement.
          5.6 PAYMENT OF TAXES. Seller shall pay or cause to be paid all property and all other taxes relating to the Station, the Real Property and the assets and employees of the Station required to be paid to city, county, state, federal and other governmental units through the Closing Date.

          5.7 THIRD PARTY CONSENTS. Seller shall use commercially reasonable efforts to obtain from any third party waivers, permits, licenses, approvals, authorizations, qualifications, orders and consents necessary for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, approval from the Commission of the Assignment Application contemplated hereby.

          5.8 ENCUMBRANCES. Seller shall not suffer or permit the creation of any mortgage, conditional sales agreement, security interest, lease, lien, hypothecation, deed of trust or pledge, encumbrance, restriction, liability, charge, or imperfection of title with respect to the Station Assets.
          5.9 ASSIGNMENT OF ASSETS. Seller shall not sell, assign, lease or otherwise transfer or dispose of any Station Assets, whether now owned or hereafter acquired, except for retirements in the normal and usual course of business or in connection with the acquisition of similar property or assets, as provided for herein.

          5.10 COMMISSION LICENSES AND AUTHORIZATIONS. Seller shall not by any act or omission surrender, modify adversely, forfeit or fail to renew under regular terms the Licenses, cause the Commission or any other governmental authority to institute any proceeding for the revocation, suspension or modification of any such License, or fail to prosecute with due diligence any pending applications with

                                   Page 28
respect to the Licenses at the Commission or any other applicable governmental authority.

          5.11 TECHNICAL EQUIPMENT. Seller shall not fail to repair, maintain or replace the technical equipment transferred hereunder in accordance with the normal standards of maintenance applicable in the broadcast industry.

          5.12 COMPENSATION INCREASES. Seller shall not permit any increase in the rate of commissions, fixed salary or wages, draw or other compensation payable to any employees of Seller.

          5.13 SALE OF BROADCAST TIME. Seller shall not enter into, extend or renew any Broadcast Agreement not consistent with the usual and ordinary course of business, provided, however, that Seller shall not enter into, extend or renew any Broadcast Agreement exceeding $10,000 in amount unless such Broadcast Agreement is terminable on 30days' notice. Seller shall not enter into any Trade Agreement without the prior written consent of Buyer.

          5.14 INSURANCE. Seller shall maintain at all times between the date hereof and the Closing Date, those insurance policies listed in Section 3.17 of the Disclosure Schedule.

          5.15 NEGOTIATIONS WITH THIRD PARTIES. Seller shall not, before Closing or the termination of this Agreement, enter into discussions with respect to any sale or offer of the Station, any Station Assets or any stock of Seller to any third party, nor shall Seller offer the Station, any Station Assets or any stock of Seller to any third party.
          6.16  COVENANT NOT TO COMPETE.
               (a) Seller agrees not to compete with Buyer for a period of five (5) years from the Closing Date. Seller shall not directly or indirectly own, manage, operate, control or be employed by any radio station with a transmission tower or City of License within the Fort Myers/Naples Total Survey Area as defined by Arbitron Company (the "NonCompete Area"). For the purposes of this
Section 5.16, the term "Seller" shall include Kneller Broadcasting Corporation and its principal shareholders, HaroldM. Kneller, Jr.
and JanetG. Kneller.
               (b) Technical projects for stations within the scope
of the Non-Compete Area will be permitted under this Agreement provided that such projects do not create a competitive improvement (determined in Buyer's reasonable

                                   Page 29
discretion) of the broadcast facility (i.e. a power or class increase).

               (c) Such technical projects shall not create an employment relationship or be of duration beyond thirty (30) days per each such project.
               (d) Seller's project of a non-commercial, educational nature for radio stations within the Non-Compete Area will be permitted hereunder.
               (e) Any project which could be considered to be in a "grey" area within this covenant, shall be submitted in writing via letter or facsimile, to the Buyer for authorization and written approval at Buyer's sole discretion prior to the commencement of such project. Such approval or denial will be timely given via letter or facsimile.
               (f) The consideration for this covenant not to compete shall be $50,000 payable at Closing.


                         ARTICLE VI
             JOINT COVENANTS OF BUYER AND SELLER
          Buyer and Seller covenant and agree that between the date hereof and the Closing Date, they shall act in accordance with the following:
          6.1 ASSIGNMENT APPLICATION. As promptly as practicable after the date of this Agreement, and in no event later than ten (10) days after execution of this Agreement, Seller and Buyer shall join in and file an application on FCC Form 314 with the Commission requesting its consent to the assignment of the Licenses from Seller to Buyer (the "Assignment Application"). Seller and Buyer agree to prosecute the Assignment Application with all reasonable diligence and to use their best efforts to obtain prompt Commission grant of the Assignment Application filed at the Commission.
          6.2 PERFORMANCE. Buyer and Seller shall perform all acts required of them under this Agreement and refrain from taking or omitting to take any action that would violate their representations and warranties hereunder or render same inaccurate as of the Closing Date.
          6.3 CONDITIONS. If any event should occur, either within or without the control of any party hereto, which would prevent fulfillment of the conditions placed upon the obligations of any party hereto to consummate the

                                   Page 30
transactions contemplated by this Agreement, the parties hereto shall use their best efforts to cure the event as expeditiously as possible.

          6.4 CONFIDENTIALITY. Buyer and Seller shall each keep confidential all information they obtain with respect to any other party hereto in connection with this Agreement and the negotiations preceding this Agreement, and will use such information solely in connection with the transactions contemplated by this Agreement. If the transactions contemplated hereby are not consummated for any reason, each party hereto shall return to the party so providing, without retaining a copy thereof, any schedules, documents or other written information obtained from the party so providing such information in connection with this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, no party shall be required to keep confidential or return any information which (i) is known or available through other lawful sources, (ii) is or becomes publicly known through no fault of the receiving party or its agents, (iii) is required to be disclosed pursuant to an order or request of a judicial or governmental authority (provided the disclosing party is given reasonable prior notice), or
(iv) is developed by the receiving party independently of the disclosure by the disclosing party.
          6.5 COOPERATION. Buyer and Seller shall cooperate fully and with each other in taking any actions to obtain the required consent of any governmental instrumentality or any third party necessary or helpful to accomplish the transactions contemplated by this Agreement; PROVIDED, HOWEVER, that no party shall be required to take any action which would have a material adverse effect upon it or any entity affiliated with it.
          6.6 ENVIRONMENTAL REPORTS. If desired by Buyer, Seller and Buyer agree to arrange for the preparation of, at the expense of Buyer, appropriate environmental reports for the real property subject to Real Estate Contracts. Such environmental reports shall conclude that:
(i) the real property subject to Real Estate Contracts is not in any way contaminated with any Hazardous Waste requiring remediation, clean-up or removal under applicable laws relating to Hazardous Waste; (ii) the real property subject to Real Estate Contracts is not subject to any federal, state or local "superfund" or "Act307" lien, proceeding, claim, liability or action, or the threat or likelihood thereof, for the clean up, removal or remediation of any Hazardous Waste from same; (iii) there is no asbestos located in the buildings situated on the real property subject to Real Estate Contracts requiring remediation, encapsulation or removal under applicable laws relating to

                                   Page 31
asbestos clean-up; and (iv) there are no underground storage tanks located at the real property subject to Real Estate Contracts requiring remediation, clean-up or removal under applicable laws relating to Hazardous Waste, and if any have previously been removed, such removal was done in accordance with all applicable laws, rules and regulations. The environmental review to be conducted shall initially be a PhaseI review. Any further investigations recommended in the environmental
reports obtained pursuant to this Section    6.6 shall be conducted with
the cost to
be shared equally by Seller and Buyer.

          6.7 CONSENTS TO ASSIGNMENT. To the extent that any Contract, Broadcast Agreement, Trade Agreement, Real Estate Contract or other contract identified in the Disclosure Schedule that is to be assigned under this Agreement is not capable of being sold, assigned, transferred, delivered or subleased without the waiver or consent of any third person withholding same (including a government or governmental unit), or if such sale, assignment, transfer, delivery or sublease or attempted sale, transfer, delivery or sublease would constitute a breach thereof or a violation of any law or regulation, this Agreement and any assignment executed pursuant hereto shall not constitute a sale, assignment, transfer, delivery or sublease or an attempted sale, assignment, transfer, delivery or sublease thereof. In those cases where consents, assignments, releases and/or waivers have not been obtained at or prior to the Closing Date to the transfer and assignment to Buyer of such contracts, Buyer may in its sole discretion elect to have this Agreement and any assignments executed pursuant hereto, to the extent permitted by law, constitute an equitable assignment by Seller to Buyer of all of Seller's rights, benefits, title and interest in and to such contracts, and where necessary or appropriate, Buyer shall be deemed to be Seller's agent for the purpose of completing, fulfilling and discharging all of Seller's rights and liabilities arising after the Closing Date under such contracts. Seller shall use its reasonable best efforts to provide Buyer with the benefits of such contracts (including, without limitation, permitting Buyer to enforce any rights of Seller arising under such contracts), and Buyer shall, to the extent Buyer is provided with the benefits of such contracts, assume, perform and in due course pay and discharge all debts, obligations and liabilities of Seller under such contracts.

          6.8 EMPLOYEE MATTERS. While under no obligation to hire any employees of the Station, Buyer shall make reasonable efforts to offer employment at will to certain employees of the Station. Upon review of a full list of employees and salaries, Buyer shall notify Seller of (i) those employees to whom it will so offer employment as

                                   Page 32
soon as practicable and (ii) those employees that Buyer intends to discharge not less than thirty (30) days prior to the Closing Date. Seller shall be responsible for all salary and benefits of the employees of the Station who do not accept, or are not offered, employment with Buyer. Seller shall be responsible for all salary and other compensation due to be paid for work for Seller for employees of the Station who become employees of Buyer and Buyer shall be responsible for the salary and other compensation due to be paid for work for Buyer on or after the date of hire by Buyer for such employees. Seller shall be responsible for severance payments which may be applicable under its employee benefit plans to any employees not so offered employment and hired by Buyer.

        6.9 SURVEY. Buyer and Seller shall obtain, at Seller's expense, a survey of each parcel of Real Property certified to Buyer or its permitted assigns and the Title Company. The certification shall be by a Registered Land Surveyor and shall be made on the ground in accordance with the minimum technical standards of land surveying in Florida. The survey shall be delivered to Buyer at least fifteen
(15) days prior to the Closing Date. If the survey shows: (i) the Real Property does not have access to an abutting public road, (ii) easements exist that are not approved by Buyer, (iii) violations of restrictions or governmental zoning or building regulations, (iv) buildings, structures or other improvements are constructed over any easement; provided that unless the construction of a building, structure or other improvement over an easement constitutes a violation of an easement it shall not constitute a defect or encroachment, (v) any building, structure or other improvement is not entirely within the boundaries of the applicable parcel of Real Property, (vi) any drainage facilities are not entirely within the applicable parcel of Real Property or appropriate public or private easements, or (vii) there are other material encroachments, gaps or overlaps rendering title to the Real Property unmarketable; then
Buyer shall within seven (7) days of receipt of the survey notify Seller in writing specifying the defects and encroachments reflected by the survey, and Seller shall have ten (10) days within which to remove such defects and encroachments.

          6.10 RELOCATION APPLICATION. Upon execution of the Agreement herein, Buyer shall prepare, at its sole cost and expense, an FCC application and all required exhibits to move the WEEJ transmitter from its present location to the former WOLZ site on Pine Island, Florida. Said application will be forwarded to and filed by Seller as the Licensee. Buyer shall timely reimburse Seller for all reasonable costs and fees for the tendering of the application to the FCC. All costs incurred in order to

                                   Page 33
move the WEEJ transmitter facility shall be Buyer's responsibility.

          6.11 ESCROW AGREEMENT. Seller and Buyer shall enter into an Escrow Agreement substantially in the form attached hereto as Exhibit D.


                        ARTICLE VII

             CONDITIONS TO OBLIGATIONS OF BUYER

          The performance of the obligations of the Buyer hereunder is subject, at the election of the Buyer, to the following conditions precedent:

          7.1 COMMISSION APPROVALS. Notwithstanding anything herein to the contrary, the consummation of this Agreement is conditioned upon
(a) a grant by the Commission of the Assignment Application, and
(b) compliance by the parties with the conditions, if any, imposed by the Commission in connection with the grant of the Assignment Application (provided that neither party shall be required to accept or comply with any condition which would be unreasonably burdensome or which would have a materially adverse effect upon it). All required governmental filings shall have been made, and all requisite governmental approvals for the consummation of the transactions contemplated hereby shall have been granted. Subject to the provisions regarding the STA as set forth above the Licenses shall be in unconditional full force and effect, shall be valid, as of March, 1996, for the license term applicable generally to radio stations licensed to communities located in the State of Florida, and shall be unimpaired by any acts or omissions of Seller's employees or agents, or Seller.

        7.2 PERFORMANCE. The Station Assets shall have been transferred to Buyer by Seller, and all of the terms, conditions and covenants to be complied with or performed by Seller on or before the Closing Date shall have been duly complied with and performed in all material respects, and Buyer shall have received from Seller a certificate or certificates to such effect, in form and substance reasonably satisfactory to Buyer.

          7.3 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Seller to Buyer shall be true, complete and correct in all material respects as of the Closing Date with the same force and effect as if then made, and Buyer shall have received from Seller a certificate or certificates to such effect, in form and substance reasonably satisfactory to Buyer.

                                   Page 34
          7.4  CONSENTS.  Seller shall have received all consents
(including landlords' consents for the studio and tower sites) specified in Section 3.8 of the Disclosure Schedule.

          7.5 NO LITIGATION. No litigation, proceeding, or investigation of any kind shall have been instituted or, to Seller's knowledge, threatened which would materially adversely affect the ability of Seller to comply with the provisions of this Agreement or would materially adversely affect the operation of the Station.

          7.6 NO ADVERSE CHANGE. No material adverse change shall have occurred with respect to the operation of the Station.

          7.7 DOCUMENTS. Seller shall have obtained, executed, where necessary, and delivered, to Buyer where applicable, all of the documents, reports, orders and statements required of it herein, as well as any other documents (including collateral assignments) required by any entity providing financing for the transactions contemplated by this Agreement and the Ancillary Agreements.
          7.8 OPINIONS OF COUNSEL. Seller shall have delivered to Buyer an opinion of Farr, Farr, Emerich, Sifrit, Hackett & Carr, P.A., counsel to Seller, addressed to Buyer and in the form attached hereto as Exhibit A. In addition, Seller shall have delivered to Buyer a written opinion of Seller's FCC counsel, dated as of the Closing Date, addressed to Buyer and in the form attached hereto as Exhibit B.

          7.9 FINANCING. Buyer shall have obtained financing for the transactions contemplated by this Agreement on terms and conditions satisfactory to Buyer in Buyer's sole discretion.

          7.10 SURVEY. Buyer shall have received the survey of the Real
Property in accordance with Section 6.9 herein.

          7.11 ANCILLARY AGREEMENTS. Buyer and Seller shall have entered into the Ancillary Agreements on terms and conditions satisfactory to Buyer.
          7.12 GUARANTEE. As of the date hereof Harold M. Kneller, Jr. shall have delivered to Buyer a Guaranty in the form attached hereto as Exhibit E.

                                   Page 35
                        ARTICLE VIII
             CONDITIONS TO OBLIGATIONS OF SELLER
          The performance of the obligations of Seller hereunder is subject, at the election of Seller, to the following conditions precedent:
          8.1 PERFORMANCE. All of the terms, conditions and covenants to be complied with or performed by Buyer on or before the Closing Date shall have been duly complied with and performed in all material respects, and Seller shall have received from Buyer a certificate or certificates to such effect, in form and substance reasonably satisfactory to Seller.
          8.2 REPRESENTATIONS AND WARRANTIES. The representations and warranties of Buyer to Seller shall be true, complete and correct in all material respects as of the Closing Date with the same force and effect as if then made, and Seller shall have received from Buyer a certificate or certificates to such effect, in form and substance reasonably satisfactory to Seller.
          8.3 GOVERNMENT APPROVALS. All required governmental filings shall have been made and all requisite governmental approvals for the consummation of the transactions contemplated hereby shall have been granted.
          8.4 DOCUMENTS. Buyer shall have obtained, executed, where necessary, and delivered to Seller where applicable, all of the documents, reports, orders and statements required of it herein.
          8.5 OPINION OF COUNSEL. Buyer shall have delivered to Seller an opinion of Paul, Weiss, Rifkind, Wharton & Garrison, counsel to Buyer, addressed to Seller and in the form attached hereto as Exhibit C.
          8.6 CONSULTING AGREEMENT. As of the Closing Date, Buyer and Seller shall have entered into a two-year Two Hundred Thousand Dollar ($200,000.00) consulting agreement substantially in the form attached hereto as Exhibit F.


                         ARTICLE IX
                       INDEMNIFICATION
          9.1 INDEMNIFICATION BY SELLER. From and after the Closing Date, Seller agrees to and shall jointly and severally indemnify, defend and hold Buyer harmless, and

                                   Page 36
shall reimburse Buyer for and against any and all actions, losses, expenses, damages, liabilities, taxes, penalties or assessments, judgments and costs (including reasonable legal expenses related thereto) resulting from or arising out of:

               (a) Any breach by Seller of any representation, or warranty contained in this Agreement, any Ancillary Agreement or in any certificate, exhibit, schedule, or other document furnished to or to be furnished pursuant hereto or in connection with the transactions contemplated hereby;

               (b) Any non-fulfillment or breach by Seller of any covenant, agreement, term or condition contained in this Agreement, any Ancillary Agreement or in any certificate, exhibit, schedule, or other document furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby;

               (c) Any material inaccuracy in any covenant, representation, agreement or warranty by Seller including all material statements or figures contained in the Financial Statements heretofore furnished to Buyer; and

               (d) Any liabilities of any kind or nature, absolute or contingent not assumed by Buyer including, without limitation, any liabilities relating to or arising from the business and operation of the Station by Seller prior to the Closing Date.

          Notwithstanding any other provision contained herein, Seller shall be solely responsible for any fine or forfeiture imposed by the Commission relating to the operation of the Station prior to the Closing Date.

          9.2 INDEMNIFICATION BY BUYER. From and after the Closing Date, Buyer agrees to and shall indemnify, defend and hold Seller harmless, and shall reimburse Seller for and against any and all actions, losses, expenses, damages, liabilities, taxes, penalties or assessments, judgments and costs (including reasonable legal expenses related thereto), resulting from or arising out of:

               (a) Any breach by Buyer of any covenant, agreement, term, condition, representation, or warranty contained in this Agreement, any Ancillary Agreement or in any certificate, exhibit, schedule, or any other document furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby;

               (b) Any non-fulfillment by Buyer of any covenant contained in this Agreement, any Ancillary

                                   Page 37
Agreement or in any certificate, exhibit, schedule, or other document furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby; and

               (c) Any liabilities of any kind or nature, absolute or contingent, relating to or arising from the business and operation of the Station subsequent to the Closing Date.

          9.3  NOTIFICATION OF CLAIMS.
               (a) A party entitled to be indemnified pursuant to Sections 9.1 or 9.2 (the "Indemnified Party") shall notify the party liable for such indemnification (the "Indemnifying Party") in writing of any claim or demand which the Indemnified Party has determined has given or could give rise to a right of indemnification under this Agreement. Subject to the Indemnifying Party's right to defend in good faith third party claims as hereinafter provided, the Indemnifying Party shall satisfy its obligations under this Article IX within thirty (30) days after the receipt of a written notice thereof from the Indemnified Party.
               (b) If the Indemnified Party shall notify the Indemnifying Party of any claim or demand pursuant to Section 9.3(a), and if such claim or demand relates to a claim or demand asserted by a third party against the Indemnified Party which the Indemnifying Party acknowledges is a claim or demand for which it must indemnify or hold harmless the Indemnified Party under Sections 9.1 or 9.2, the Indemnifying Party shall have the right to employ counsel acceptable to the Indemnified Party to defend any such claim or demand asserted against the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any such claim or demand. The Indemnifying Party shall notify the Indemnified Party in writing, as promptly as possible (but in any case before the due date for the answer or response to a claim) after the date of the notice of claim given by the Indemnified Party to the Indemnifying Party under
Section 9.3(a) of its election to defend in good faith any such third party claim or demand. So long as the Indemnifying Party is defending in good faith any such claim or demand asserted by a third party against the Indemnified Party, the Indemnified Party shall not settle or compromise such claim or demand. The Indemnified Party shall make available to the Indemnifying Party or its agents all records and other materials in the Indemnified Party's possession reasonably required by it for its use in contesting any third party claim or demand. Whether or not the Indemnifying Party elects to defend any such claim or demand, the Indemnified Party shall have no

                                   Page 38
obligations to do so. Upon payment of any claim or demand pursuant to this Article IX, the Indemnifying Party shall, to the extent of payment, be subrogated to all rights of the Indemnified

Party.

                         ARTICLE X

                        MISCELLANEOUS

          10.1  ASSIGNMENT.

               (a) This Agreement shall not be assigned or conveyed by either party hereto to any other person or entity without the prior written consent of the other parties hereto; PROVIDED, HOWEVER, that Buyer may assign this Agreement without Seller's prior consent to one or more corporations or other entities controlled by Buyer; PROVIDED, FURTHER, that Seller shall have recourse to Buyer in the event Buyer's assignee defaults hereunder. Subject to the foregoing, this Agreement shall be binding and shall inure to the benefit of the parties hereto, their successors and assigns.




               (b) Notwithstanding anything to the contrary set forth herein, Buyer may assign and transfer to any entity providing financing for the transactions contemplated by this Agreement (or any refinancing of such financing) as security for such financing all of the interest, rights and remedies of Buyer with respect to this Agreement and the Ancillary Agreements, and Seller shall expressly consent to such assignment. Any such assignment will be made for collateral security purposes only and will not release or discharge Buyer from any obligations it may have pursuant to this Agreement. Notwithstanding anything to the contrary set forth herein, Buyer may (i) authorize and empower such financing sources to assert, either directly or on behalf of Buyer, any claims Buyer may have against Seller under this Agreement and (ii) make, constitute and appoint one agent bank in respect of such financing (and all officers, employees and agents designated by such agent) as the true and lawful attorney and agent-in-fact of Buyer for the purpose of enabling the financing sources to assert and collect any such claims.
        10.2 SURVIVAL OF INDEMNIFICATION. The indemnification obligations of Seller contained in this Agreement including, without limitation, Section 1.5 shall survive indefinitely, except that any indemnification arising under Section 9.1(a) hereof (other than any indemnification required as a result of Seller's breach of Sections 3.1, 3.2 or 3.3 hereof, which indemnification shall survive indefinitely) shall be binding for a period

                                   Page 39
of three (3) years following the date hereof. The representations and warranties contained in this Agreement and in the Ancillary
Agreements shall survive.

          10.3 BROKERAGE. Seller and Buyer warrant and represent to one another that, with the exception of Doyle Hadden, broker for the Seller, there has been no broker in any way involved in the transactions contemplated hereby and that no one other than Doyle Hadden is or will be entitled to any fee or other compensation in the nature of a brokerage fee or finder's fee as a result of the Closing hereunder. Seller shall be wholly responsible for any brokerage or other fee due to Doyle Hadden.

          10.4 EXPENSES OF THE PARTIES. It is expressly understood and agreed that all expenses of preparing this Agreement and of preparing and prosecuting the Assignment Application with the Commission, and all other expenses, whether or not the transactions contemplated hereby are consummated, shall be borne solely by the party who shall have incurred the same and the other party shall have no liability in respect thereto, except as otherwise provided herein. All costs of transferring the Station Assets in accordance with this Agreement, including recordation, transfer and documentary taxes and fees, and any excise, sales or use taxes, shall be borne equally by Seller and Buyer. Any filing or grant fees imposed by any governmental authority the consent of which is required for the transactions contemplated hereby shall be borne equally by Seller and Buyer.

          10.5 ENTIRE AGREEMENT. This Agreement, together with any related Schedules or Exhibits, contains all the terms agreed upon by the parties with respect to the subject matter herein, and supersedes all prior agreements and understandings among the parties and may not be changed or terminated orally. No attempted change, termination or waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced.

          10.6 HEADINGS. The headings set forth in this Agreement have been inserted for reference only and shall not be deemed to limit or otherwise affect, in any manner, or be deemed to interpret in whole or in part, any of the terms or provisions of this Agreement. Unless otherwise specified herein, the section references contained herein refer to sections of this Agreement.
          10.7 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York.
                                   Page 40
          10.8 COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of such shall constitute one and the same instrument.

          10.9 NOTICES. Any notices or other communications shall be in writing and shall be considered to have been duly given when deposited into first class, certified mail, postage prepaid, return receipt requested, delivered personally (which shall include delivery by Federal Express or other recognized overnight courier service that issues a receipt or other confirmation of delivery) or delivered via facsimile machine;

               IF TO SELLER:
               Harold M. Kneller, Jr.
               President
               Kneller Broadcasting of
                 Charlotte County, Inc.
              3151 Cooper Street
               Suite 56
               Punta Gorda, FL 33950
               Fax:  (941) 637-6187
               Phone:  (941) 639-1112

             With a copy to:

               Charles T. Boyle
               Farr, Farr, Emerich,
                 Sifrit, Hackett and
                 Carr, P.A.
               115 West Olympia Avenue
               P.O. Drawer 1447
               Punta Gorda, Florida
33951

              IF TO BUYER:

               Mr. Frank D. Osborn
               Osborn Communications
               Corp. 130 Mason Street
               Greenwich, CT  06830
                Fax:  (203) 629-1749
               Phone:  (203) 629-0905

               With a copy to:

               Robert M. Hirsh
               Paul, Weiss, Rifkind, Wharton &
               Garrison 1285 Avenue of the
               Americas
              New York, NY  10019-6064
               Fax:  (212) 757-3990 Phone:  (212) 373-3108

                                   Page 41
Any party may at any time change the place of receiving notice by giving notice of such change to the other as provided herein.

          10.10 SPECIFIC PERFORMANCE. Seller acknowledges that the Station is of a special, unique and extraordinary character and that damages are inadequate to compensate Buyer for Seller's breach of this Agreement. Accordingly, in the event of a material breach by Seller of its representations, warranties, covenants and agreements under this Agreement, Buyer may sue at law for damages or, at Buyer's sole election in addition to any other remedy available to it, Buyer may also seek a decree of specific performance requiring Seller to fulfill its obligations under this Agreement, and Seller agrees to waive its defense that an adequate remedy at law exists.
          10.11 CONSENT TO JURISDICTION. Seller and Buyer hereby submit to the nonexclusive jurisdiction of the courts of the State of NewYork and the federal courts of the United States of America located in such state solely in respect of the interpretation and enforcement of the provisions hereof and of the documents referred to herein, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that they are not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that this Agreement or any of such documents may not be enforced in or by said courts or that the Station property is exempt or immune from execution, that the suit, action or proceeding is brought in an inconvenient forum, or that the venue of the suit, action or proceeding is improper.
          10.12 FURTHER ASSURANCES. Seller and Buyer agree to execute all such documents and take all such actions after the Closing Date as any other party shall reasonably request in connection with carrying out and effectuating the intent and purpose hereof and all transactions and things contemplated by this Agreement, including, without limitation, the execution and delivery of any and all confirmatory and other documents in addition to those to be delivered on the Closing Date and all actions which may reasonably be necessary or desirable to complete the transactions contemplated hereby.
          10.13 PUBLIC ANNOUNCEMENTS. No public announcement (including an announcement to employees) or press release concerning the transactions provided for herein and in the LMA shall be made by either party without the prior approval of the other party, except as required by law.

          1 IN WITNESS WHEREOF, the parties hereto have executed or have caused this Agreement to be executed by a duly authorized officer on the day and year first above written.

                     SELLER

                     KNELLER BROADCASTING OF CHARLOTTE COUNTY, INC.









                    BY:    Harold M. Kneller, Jr.
                     TITLE: President



                     BUYER

                   OSBORN COMMUNICATIONS
CORPORATION
                     BY:    Frank D. Osborn
                     TITLE: President